Press Release SEMINIS INC

CONTACT:
Patrick Turner
805-918-2201
patrick.turner@seminis.com

Seminis Reports First-Half and Second Quarter FY2004 Results

OXNARD, Calif. — May 10, 2004 — Seminis Inc., the world’s largest developer, producer and marketer of vegetable and fruit seeds, today reported financial results for the first half and second quarter ended March 26, 2004.

HALF-YEAR FINANCIAL SUMMARY ($ IN MILLIONS)

	Six Months FY2003	Six Months FY2004	% Change
SALES	$239.6	$278.3	16.1%
GROSS PROFIT*	$151.4	$145.1	(4.2)%
INCOME FROM OPERATIONS**	$30.9	$23.3	(24.5)%
NET INCOME**	$12.3	$(4.3)	(135.1)%

*	Negatively impacted by $28.5 million non-cash purchase accounting charge in FY2004

**	Negatively impacted by $21.8 million non-cash purchase accounting charge in FY2004

In September 2003, in connection with the acquisition transactions, Seminis became a privately held company. As a result, its financial statements have been materially impacted with non-cash charges due to the application of the purchase accounting method, which includes amortization of inventory write-up that negatively impacts the gross profit for a period of approximately 16 months, and amortization and depreciation of intangible and fixed assets that positively impact the operating expenses. Net income of the company is affected as well by the purchase accounting method.

“We are very pleased with the results for the first half of the fiscal year. Our consolidated sales have significantly outpaced the growth of the vegetable seed industry and we experienced double-digit revenue increases at most of our subsidiaries, including important growth countries in Asia,” said Mr. Alfonso Romo, Seminis Chairman and Chief Executive Officer. “New products now account for 20% of sales, and have supported ongoing improvements to our gross margins, which were negatively impacted by the $28.5 million of non-cash inventory amortization. During this time, the company has also maintained a strong cash position.”

Mr. Romo also indicated that the company is becoming more vertically aligned with members of the produce delivery chain in North America, Europe and AustralAsia. This could lead to a new revenue source for the company.

FIRST SIX-MONTHS OF FY2004 PERFORMANCE

Total sales for the first half of fiscal year 2004 increased 16.1% to $278.3 million from $239.6 million during the same period last year, driven primarily by increases in our more mature markets of NAFTA and EMEA (Europe, Middle East, Africa) where we saw increases of 13.6% and 21.2% respectively. At constant exchange rates (CER), total sales increased 9.3% to $261.9 million from $239.6 million the previous year. At CER, NAFTA sales increased 13.6% and EMEA sales were up 7.4% for the period.

Gross margin percentage decreased to 52.1% for the six months ended March 26, 2004 from 63.2% for the six months ended March 28, 2003. The decrease was mainly due to the non-cash amortization of $28.5 million of inventory step-up under purchase accounting treatment, which had a negative impact of 10.2 percentage points on the company’s gross margin.

As a percentage of sales, total operating expenses for the first half of 2004 decreased to 44.7% from 50.8% of sales. Total operating expenses increased 2.3% to $124.4 million from $121.6 million for the same period last year. The increase was primarily the result of cost of living adjustments, variable expenses associated with sales and management fee expense, but offset by $6.7 million of lower depreciation and amortization expenses, a result of purchase accounting application.

Income from operations for the first half of 2004 decreased to $23.3 million compared with $30.9 million for the previous year. This number was negatively impacted by the above-mentioned purchase accounting net effect of $21.8 million.

Net loss for the first half of 2004 was $4.3 million compared with a net income of $12.3 million the previous year. This number was negatively impacted as well by the above-mentioned purchase accounting net effect of $21.8 million.

SECOND QUARTER 2004 FINANCIAL SUMMARY ($ IN MILLIONS)

	2Q FY2003	2Q FY2004	% Change
SALES	$159.0	$176.4	10.9%
GROSS PROFIT*	$101.0	$95.6	(5.3)%
INCOME FROM OPERATIONS**	$39.0	$30.7	(21.2)%
NET INCOME**	$24.0	$4.8	(79.9)%

*	Negatively impacted by $17.0 million non-cash purchase accounting charge in FY2004

**	Negatively impacted by $13.6 million non-cash purchase accounting charge in FY2004

For the quarter ended March 26, 2004, total sales increased by 10.9% reaching $176.4 million from $159.0 million the previous year. At CER, sales were up 4.4 % to $165.9 million from $159.0 million the previous year.

Gross margin percentage decreased to 54.2% for the three months ended March 26, 2004 from 63.5% for the three months ended March 28, 2003. The decrease was due to the non-cash amortization of $17.0 million of inventory step-up under purchase accounting treatment, which had a negative impact of 9.6 percentage points on the company’s gross margin.

As a percentage of sales, operating expenses decreased to 37.0% of sales compared with 40.0% of sales for the previous year. Total operating expenses for the second quarter increased by 2.3% to $65.0 million from $63.6 million during the same period last year. The increase was primarily the result of cost of living adjustments and variable expenses associated with sales and management fee expense, but offset by $3.4 million of lower depreciation and amortization expenses related to purchase accounting.

Income from operations for the second quarter decreased to $30.7 million compared to $39.0 million for the prior year. This number was negatively impacted by the above-mentioned purchase accounting net effect of $13.6 million.

For the second quarter of 2004, net income was $4.8 million compared with $24.0 million the previous year. This number was also negatively impacted by the above-mentioned purchase accounting net effect of $13.6 million.

CONFERENCE CALL

Seminis will hold a conference for interested parties on May 11, 2004 at 5 p.m. Eastern Standard Time (4 p.m. Central Standard Time, 2 p.m. Pacific Standard Time). The call will focus on year-to-date and second quarter results and may also include other matters related to the company’s business. To participate, call toll-free 800-901-5218; international dial-in 617-786-4511. Participant Pass-code: 89276396. Participants are requested to dial in 5 minutes prior to the start of the call to allow time for all participants to log in. A replay of the call will be available two hours after the call for a period of seven days. The replay can be accessed by dialing 888-286-8010; international dial-in 617-801-6888 Pass-code 69280703. Seminis financial statements can be found on our web-site at www.seminis.com or on the SEC web-site at www.sec.gov.

About Seminis
Seminis Inc. is the largest developer, producer and marketer of vegetable seeds in the world. The company uses seeds as the delivery vehicle for innovative agricultural technology. Its products are designed to reduce the need for agricultural chemicals, increase crop yield, reduce spoilage, offer longer shelf life, create better tasting foods and foods with better nutritional content. Seminis has established a worldwide presence and global distribution network that spans 150 countries and territories.

Safe Harbor Statement: All statements in this press release other than statements of historical facts are “forward looking” statements, including without limitation statements regarding the Company’s financial position, business strategy, plans, and objectives of management and industry conditions. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The following factors, among others, may affect the Company’s actual results and could cause such results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company: competitive factors, agribusiness risks, governmental and economic risks associated with foreign operations, commercial success of new products, proprietary protection of and advances in technology, possible need for additional financing and its management information systems and controls. Further information on the factors that could affect the Company’s financial results is contained in the Company’s latest 10-K filed with the Securities and Exchange Commission.

# # #

SEMINIS, INC.
Consolidated Balance Sheets
(In thousands)

	As of	As of
	March 26,	September 30,
	2004	2003
	(Unaudited)
ASSETS:
Current assets
Cash and cash equivalents	$78,228	$36,824
Accounts receivable, net	196,795	151,578
Inventories	310,207	351,637
Prepaid expenses and other current assets	8,803	4,450

Total current assets	594,033	544,489
Property, plant and equipment, net	73,591	69,792
Intangible assets, net	70,683	73,009
Other assets	22,294	19,957

	$760,601	$707,247

LIABILITIES, MANDATORILY REDEEMABLE STOCK AND STOCKHOLDERS’ EQUITY:
Current liabilities
Short-term borrowings	$25,203	$20,031
Current maturities of long-term debt	1,784	2,722
Accounts payable	28,495	50,280
Accrued liabilities	105,019	89,416

Total liabilities	160,501	162,449
Long-term debt	450,913	398,538
Deferred income tax	22,527	21,312
Minority interest in subsidiaries	980	1,723
Preferred shares subject to mandatory redemption	42,849	39,300

Total liabilities	677,770	623,322
Total stockholders’ equity	82,831	83,925

	$760,601	$707,247

SEMINIS, INC.
Consolidated Statements of Operations
(In thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	Mar 26,	Mar 28,	Mar 26,	Mar 28,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$176,377	$159,001	$278,269	$239,617
Cost of goods sold	80,735	58,008	133,210	88,241

Gross profit	95,642	100,993	145,059	151,376
Research and development	12,061	10,953	23,635	22,378
Selling, general and administrative expenses	50,985	48,637	96,895	91,337
Amortization of intangible assets	1,964	3,966	3,851	7,893

Total operating expenses	65,010	63,556	124,381	121,608
Gain on sale of fixed assets	90	1,537	2,615	1,091

Income from operations	30,722	38,974	23,293	30,859
Other expense
Interest expense, net	(11,869)	(8,445)	(21,553)	(14,935)
Other, net	(8,214)	529	853	476

Total non-operating expense	(20,083)	(7,916)	(20,700)	(14,459)

Income from continuing operations before income taxes	10,639	31,058	2,593	16,400
Income tax expense	(5,814)	(7,018)	(6,897)	(4,140)

Net income (loss)	4,825	24,040	(4,304)	12,260
Preferred stock dividends	—	(4,661)	—	(9,184)

Net income (loss) available for common stockholders	$4,825	$19,379	$(4,304)	$3,076

Seminis Inc.
Net Seed Sales
(Unaudited)
Currency stated at FY 2003 Exchange rates
(In US Million $)

	Three Months Ended March			Six Months Ended March
	FY 2004	FY 2003	% Change	FY 2004	FY 2003	% Change
North America	$56.6	$53.0	6.8%	$96.5	$84.9	13.7%
Europe & Middle East	76.4	74.3	2.9%	114.5	106.5	7.4%
Far East	8.4	8.3	1.1%	13.9	12.6	10.8%
South America	18.2	17.7	3.1%	27.2	26.8	1.7%

Total Seed Sales	$159.6	$153.3	4.1%	$252.1	$230.8	9.3%